Exhibit 99.10

VIA EDGAR

March 29, 2024

Securities and Exchange Commission

Division of Corporation Finance

Office of Technology

100 F Street, N.E.

Washington, D.C. 20549

USA

Re:	Green Circle Decarbonize Technology Ltd (CIK 0001926293)
Amendment No. 3 to Registration Statement on Form F-1
Representation Pursuant to Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

Green Circle Decarbonize Technology Ltd, a foreign private issuer incorporated under the laws of the Cayman Islands (the “Company”), has included in this Amendment No. 3 to the Registration Statement on Form F-1 (the “Registration Statement”) its audited consolidated statements of financial position of the Company as at March 31, 2023 and 2022, and the consolidated statements of loss and comprehensive loss, consolidated statements of changes in equity, and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and unaudited interim condensed consolidated statements of financial position of the Company for the six months ended September 30, 2023 and as at March 31, 2023, interim condensed consolidated statements of loss and comprehensive income for the six months ended September 30, 2023 and September 30, 2022, interim condensed consolidated statements of changes in equity for the six months ended September 30, 2023 and September 30, 2022, and interim condensed consolidated statements of cash flows for the six months ended September 30, 2023 and September 30, 2022, together with the notes thereto. The Company has submitted this letter via EDGAR to the United States Securities and Exchange Commission (the “Commission”) as Exhibit 99.10 to the Registration Statement.

Item 8.A.4 of Form 20-F requires that in the case of a company’s initial public offering, the registration statement on Form F-1 shall contain audited financial statements as of a date not older than 12 months from the date of the filing. The Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F (the “Instruction”), which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

Pursuant to the Instruction, the Company hereby represents to the Commission that:

(i)	the Company is not required by any jurisdiction outside the United States, including the Cayman Islands, the British Virgin Islands, or Hong Kong, to comply with a requirement to issue audited financial statements not older than 12 months after the Company’s fiscal year-end;
(ii)	full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company;
(iii)	the Company does not anticipate that its audited financial statements for the fiscal year ended March 31, 2023 will be available until approximately July 1, 2024; and
(iv)	in no event will the Company seek effectiveness of this registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

Sincerely,

Green Circle Decarbonize Technology Ltd

	By:	/s/ Lai Tai Yan
Lai Tai Yan
Chief Financial Officer